Exhibit 4.2

PURCHASE AND SALE AGREEMENT

This Purchase Agreement (“Agreement”), dated as of the “Effective Date” (as hereafter defined), is made between CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Seller”), and REALTY ASSOCIATES ADVISORS LLC, a Delaware limited liability company(“Buyer”).

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1.                          SIGNIFICANT DEFINITIONS.  The terms below are hereby defined as follows:

“Addresses”:

“Seller’s Address”: CT/BH Interchange LLC

c/o CT Realty Investors

65 Enterprise, Suite150

Aliso Viejo, CA92656

Attention: Marc Belluomini / Michael W. Traynham, Esq.

Phone:  949 330 5774 / 949 330 5783

Fax:  949 330 5771

Email:mbelluomini@ctrinvestors.com/mtraynham@ctrinvestors.com

“Buyer’s Address”: Realty Associates Advisors LLC

1301 Dove Street, Suite 860

Newport Beach,CA92660

Attention:  James O. Buckingham

Phone:  949 852 2030

Fax:  949 852 2031

Email:Buckingham@tarealty.com

With a copy at the same time to:

Stutzman, Bromberg, Esserman & Plifka, P.C.

Suite 2200, 2323 Bryan Street,

Dallas, Texas 75201

Attention:  Kenneth F. Plifka

Phone:  214-969-4900

Fax:  214-969-4999

Email:  Plifka@sbep-law.com

“Behringer Harvard”:  Behringer Harvard Interchange, LLC, a Delaware limited liability company (a member of Seller), and its affiliates.

“Broker”:  Jones Lang LaSalle

“Buildings”:  The three industrial buildings consisting of a total of approximately 667,024 square feet located on the Land.

“Closing Date”: The date on which the Deed conveying the Property to Buyer has been recorded in the Official Records.

“Contingency Date”:  The date which is thirty (30) days after the Effective Date.

“Deposit”:  $1,000,000.00 and all interest earned thereon:

“Effective Date”:  The date upon which this Agreement is executed by the last of Seller or Buyer to execute this Agreement as indicated by the date inserted below such party’s signature.  The date of execution by the Escrow Holder shall have no bearing on the Effective Date.

“Escrow Holder”:  First American Title Insurance Company, which has an address at 5 First American Way, Santa Ana, California 92707, Attention: Ryan Hahn.

“Estoppel Delivery Requirement”: One hundred percent (100%) of the leased rentable square footage of the Buildings to be occupied by tenants as of the Closing Date.

“Improvements”: The Buildings and other improvements located on the Land.

“Intangible Personalty”:  All of Seller’s right, title and interest in and to all books, records, trade names, telephone exchange numbers, leasing records, and other intangible personal property used solely by Seller in connection with the Real Property

“Land”:  That certain real property located at (i) 1651 Interchange Drive, (ii) 3372/3392 N. Mike Daley Drive, and (iii) 3524 N. Mike Daley Drive, San Bernardino, California, the legal descriptions of which are attached hereto as Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively.

“Leases”: All of Seller’s interest in and to all leases of the Real Property, a list of which is attached as Schedule “1” hereto, and including any “New Leases” which may be entered into by Seller subsequent to the Effective Date pursuant to Section 9.1 below.

“Official Records”: The Official Records of San Bernardino County, California.

“Permitted Exceptions”:  Collectively, (i) the printed standard exceptions and exclusions contained in the “Title Policy” (defined in Section 6(c) below); (ii) all exceptions that Buyer has approved hereunder, either by Buyer’s actual or deemed approval, (iii) the rights and interests of parties claiming under the Leases, as tenants only, (iv) liens for real property taxes and assessments which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement; (v) all applicable laws, ordinances, rules and regulations of any governmental authority; (vi) any exceptions or matters created by Buyer or its representatives; and (vii) matters that would be disclosed by an accurate survey or a reasonable physical inspection of the Property.

“Permits”:  All of Seller’s interest in and to all federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Real Property.

“Personalty”:  All of Seller’s right, title and interest in and to all furnishings, equipment, fixtures, utility improvements, appliances, and other tangible personal property located on or affixed to the Real Property.

“Property”:  Collectively, the Land, the Improvements and all of Seller’s right, title and interest in and to the (i) other Real Property, (ii) Leases, (iii) Permits, (iv) Personalty, (v) Service Contracts, (vi) Intangible Personalty, and (vii) Warranties.

“Purchase Price”:  $40,400,000.00.

“Real Property”:  Collectively, the Land, the Improvements and all of Seller’s right, title and interest in and to all easements and rights appurtenant to the ownership of the Land and the Improvements.

“Scheduled Closing Date”:  The date which is five (5) business days after the Contingency Date.

“Seller’s Representative”: Marc Belluomini

“Service Contracts”:  All of Seller’s right, title and interest in and to all service contracts relating to the maintenance and operation of the Property, to the extent assignable, excluding, however, any property management contracts, any insurance policies and any sale or leasing brokerage listing agreements, none of which excluded contracts will be assigned to, or assumed by, Buyer at the Closing.

“Title Company”:  First American Title Insurance Company.

“Warranties”:  All of Seller’s right, title and interest in and to any guaranties or warranties relating to the Personalty, Land or Improvements.

2.              PURCHASE AND SALE.

2.1                               Agreement to Buy and Sell.  Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and convey the Property to Buyer, and Buyer hereby agrees to acquire and purchase the Property from Seller.

2.2                               Purchase Price.  The Purchase Price for the Property shall be payable as follows:

2.2.1                                       Deposit.  Within two (2) Business Days after the Effective Date, Buyer shall deliver the Deposit to Escrow Holder by certified check, wire transfer of federal funds or in another immediately available form.  In the event Buyer fails to deliver the Deposit in the manner and within the period described in this Section 2.2.1, this Agreement shall automatically be terminated and neither party shall have any further obligations hereunder. In the event this Agreement is not timely terminated in accordance with the provisions of Section 3.5 below, the Deposit shall be nonrefundable to Buyer after the Contingency Date (except as expressly provided herein) and applied toward the Purchase Price upon Closing.

2.2.2                           Interest Bearing Account.   The Deposit and all other funds deposited into Escrow by or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder, Buyer and Seller deem appropriate and consistent with the timing requirements of this Agreement.  All interest accrued on the Deposit shall be added to the Deposit.  Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the opening of escrow.

2.2.3                           Balance of Purchase Price.  On or before the Scheduled Closing Date, Buyer shall deposit with Escrow Holder funds (the “Closing Funds”) in an amount equal to (a) the Purchase Price less the Deposit plus (b) any applicable prorations and closing costs allocated to Buyer as described in Section 8.6 and Section 8.7 below.  The Closing Funds to be deposited by Buyer pursuant to this Section 2.2.3 shall be made by wire transfer of federal funds or in another immediately available form.

2.2.4                           Independent Consideration.  Concurrently with delivery of the Deposit, Buyer shall deliver Seller in cash the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive option to purchase the Property and the right to inspect the Property as provided herein, and for Seller’s execution and delivery of this Agreement.  The Independent Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.  The Independent Consideration is not applicable to the Purchase Price.

3.              BUYER’S INVESTIGATIONS OF PROPERTY; TITLE

3.1                               Seller Due Diligence Materials.

3.1.1                     Seller Deliveries.  Within three (3) Business Days after the Effective Date, Seller shall deliver or cause to be delivered to Buyer copies of each of the following (to the extent such documents are in Seller’s possession or control) (collectively with all other documents and reports delivered to Buyer by Seller or otherwise actually reviewed by Buyer in connection with the Property, the “Seller Due Diligence Materials”):

(a)                     All Leases and amendments thereto;

(b)                     All plans and specifications for the Property;

(c)                      All third party physical inspection reports and studies relating to the physical condition of the Property;

(d)                     All environmental reports and governmental notices relating to the environmental condition of the Property;

(e)                      The most recent ALTA survey of the Property;

(f)                       All approvals, permits and licenses from each governmental authority having jurisdiction over the Property, including, building permits, certificate of completion and certificates of occupancy;

(g)                      All Service Contracts and Warranties;

(h)                     Operating and CAM billing statements for the Property for the last three (3) calendar years and the current year-to-date;

(i)                         Property tax bills for the last two (2) fiscal tax years and the property tax bill for the current year;

(j)                        A Natural Hazard Disclosure Report prepared by a reputable real estate compliance reporting company (the “Natural Hazards Expert”) in accordance with the provisions of Civil Code Section 1103.4 (the “Natural Hazards Report”); and

(k)                     A preliminary title report for the Property issued by Title Company along with copies of all underlying documents referenced therein.

3.1.2                     Other Documents.  In addition, during the period between the Effective Date and the Contingency Date and following at least twenty four (24) hours’ prior telephone or written notice from Buyer, Seller agrees to allow Buyer, its authorized agents or representatives, at Buyer’s expense, to inspect and make copies, at Seller’s or Seller’s property manager’s offices, as applicable, of tenant correspondence and all other documents and property records relating to the ownership, operation and maintenance of the Property, which were not provided to Buyer as part of Seller Due Diligence Materials pursuant to Section 3.1.1 above; provided, however, that, Seller shall not be required to disclose or make available any Excluded Documents.  “Excluded Documents” shall mean any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than third-party reports relating to the physical or environmental condition of the Property), any third party purchase inquiries and correspondence, appraisals or economic evaluations of the Property, any internal budgets, financial projections or reports prepared by Seller or its advisors, managers, attorneys, accountants or consultants, for Seller or any of its constituent partners or members and/or any of its lenders or potential lenders and any other internal documents (other than documents consisting of correspondence or notices to and from the tenants or third-party reports relating to the physical or environmental condition of the Premises), and any documents or materials which are subject to the attorney/client privilege or which are the subject of a confidentiality obligation.

3.1.3                     Confidentiality.  All of the Seller Due Diligence Materials delivered or made available to Buyer pursuant to this Section 3.1 shall be deemed confidential, and Buyer represents, warrants and agrees that Buyer will keep the information set forth therein confidential and shall not disclose any such information without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion).  Notwithstanding the foregoing, Buyer may disclose information set forth in the Seller Due Diligence Materials to its lenders, consultants, agents, investors and attorneys associated with Buyer’s purchase of the Property provided that Buyer shall require all such parties to maintain the confidentiality of such information on the terms set forth in this Section 3.1.3.  This confidentiality obligations of Buyer set forth in this Section 3.1.3 shall survive the termination of this Agreement.

3.1.4                     Disclaimer.  As a condition to receipt of the Seller Due Diligence Materials, Buyer acknowledges that Seller’s delivery of the Seller Due Diligence Materials shall not constitute a representation or warranty by Seller regarding the truth, accuracy or completeness of the information set forth therein.

3.1.5                     Natural Hazards Disclosure.  Buyer acknowledges and agrees that the Natural Hazards Report prepared by the Natural Hazard Expert regarding the results of its examination shall fully and completely discharge Seller from its disclosure obligations referred to in Civil Code Section 1103, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

3.2                               Inspection.

3.2.1                           On or before the Contingency Date, Buyer shall (a) review all of the Seller Due Diligence Materials (or have chosen not to review such Seller Due Diligence Materials), (b) investigate (or have chosen not to investigate) all zoning requirements, federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals and orders applicable to the Property, and (c) prepare or obtain and review (or have chosen not to obtain, prepare or review) such additional studies, tests, reports, analyses and other information regarding the Property, including such soil, geological, engineering and environmental tests and reports and other inspections of the Property as Buyer shall deem necessary in order to determine whether the Property is acceptable to Buyer.  All of the foregoing shall be referred to collectively herein as “Buyer’s Investigations.”

3.2.2                           Subject to the requirements of this Section 3.2.2 and the rights of existing tenants of the Property (whom Buyer hereby agrees not to interview or question without having provided Seller with at least two (2) days’ prior written notice of its intention to do so and an opportunity for Seller’s representative to accompany Buyer or its representative during such interview), Seller hereby grants to Buyer and its agents, employees, representatives or contractors (collectively, “Buyer’s Agents”) a nonexclusive license to enter onto the Property for the sole purpose of conducting Buyer’s Investigations.  The foregoing entry license shall expire on the Contingency Date (unless Buyer elects to proceed with its purchase of the Property, in which event the license shall remain in effect through Closing; provided, however, that Buyer shall have no right to terminate this Agreement as a result of any Buyer Investigations conducted after the Contingency Date) and shall be subject to the following conditions and limitations:

(a)                     Buyer shall only conduct a visual inspection of the Property and shall have no right to conduct any physical testing, boring, sampling or removal (collectively, “Physical Testing”) of any portion of the Property without first obtaining Seller’s prior written consent.  If Buyer wishes to conduct any Physical Testing on any portion of the Property, Buyer shall submit a work plan to Seller prior to the Contingency Date for Seller’s prior written approval, which work plan Seller may modify, limit or disapprove in its sole and absolute discretion.

(b)                     At least twenty-four (24) hours prior to any entry unto the Property by Buyer’s Agents for the purpose of conducting Buyer’s Investigations, Buyer shall provide Seller with sufficient evidence to show that Buyer’s Agents who are to enter upon the Property are adequately covered by policies of insurance issued by a carrier reasonably acceptable to Seller insuring Buyer and Seller against any and all liability arising out of the entry and activities of Buyer’s Agents’ upon the Property, including, without limitation, any loss or damage to the Property arising therefrom, with coverage in the amount of not less than One Million Dollars ($1,000,000) per occurrence.

(c)                      Buyer agrees to keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or Buyer’s Agents with respect to any Physical Testing or other Buyer’s Investigation regarding the Property.  If any such lien at any time shall be filed, Buyer shall cause the same to be discharged of record within twenty (20) days thereafter by satisfying the same or, if Buyer, in its discretion and in good faith determines that such lien should be contested, by recording a bond.

(d)                     Buyer shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting Buyer’s Investigations and any Physical Testing relating thereto.

(e)                      Buyer shall, at its sole cost and expense, clean up, restore and repair the Property and any portion thereof altered in any manner by Buyer or Buyer’s Agents, in whatever manner necessary, after Buyer’s or Buyer’s Agents’ entry thereon so that such portion of the Property shall be returned to the same condition that existed prior to Buyer’s or Buyer’s Agents’ entry thereon.

(f)                       Without Seller’s prior written consent, Buyer shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof, or have any communications with any governmental agency or official relating to the condition (environmental or otherwise) of the Property, unless Seller is first given written or telephonic notice and a reasonable opportunity to be a party to any such communications at a time and location reasonably convenient to Seller.

3.2.3                           Seller shall promptly be provided with a copy of any and all final third party reports generated by Buyer’s Agents in connection with or resulting from Buyer’s Investigations and/or Physical Testing under this Section 3.2 (collectively, the “Buyer Due Diligence Materials”).  All such Buyer Due Diligence Materials shall be deemed confidential, and Buyer represents, warrants and agrees that Buyer will keep the information set forth therein confidential and shall not disclose any such information without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion.  Notwithstanding the foregoing, Buyer may disclose information set forth in the Buyer Due Diligence Materials to its lenders, consultants, investors, agents and attorneys associated with Buyer’s purchase of the Property provided that Buyer shall require all such parties to maintain the confidentiality of such information on the terms set forth in this Section 3.2.3.

3.3                               Indemnification.  Buyer hereby agrees to hold harmless, protect, defend and indemnify, and hereby releases, Seller and its members, and its and their respective officers, directors, employees, contractors, agents, subsidiaries and affiliates, and successors and assigns (collectively, the “Indemnitees”), the Property from and against any and all claims, demands, causes of action, suits, sums paid in settlement of any of the foregoing, judgments, losses, damages, injuries, liabilities, penalties, enforcement actions, fines, taxes, liens, encumbrances, costs or expenses (including, without limitation, reasonable attorneys’ fees, litigation, arbitration and/or administrative proceeding costs, expert and consultant fees and laboratory costs), whether direct or indirect, known or unknown (collectively, “Claims”), to the extent arising out of, connected with or incidental to (a) any injuries to persons (including death) or damage to property (real or personal), or (b) any mechanics’, workers’ or other liens on the Property, by reason of or relating to the work or activities conducted on the Property by Buyer or Buyer’s Agents (whether occurring prior to, on or after the Effective Date).  This Section 3.3 shall survive the Closing or termination of this Agreement.

3.4                               Title.  Buyer shall have until the date which is five (5) Business Days prior to the Contingency Date (the “Title Approval Date”)to notify Seller (“Buyer’s Title Notice”) of any exceptions to title to which Buyer objects (“Title Objections”).  If Buyer fails to deliver timely notice on or before 5:00 p.m. (California time) on the Title Approval Date, Buyer shall be deemed to have approved the condition of title to the Property.  Seller shall have three (3) Business Days after Buyer’s Title Notice within which to deliver to Buyer, in Seller’s sole and absolute discretion, a notice (“Seller’s Title Notice”) indicating which Title Objections Seller will remove or insure over (to Buyer’s reasonable satisfaction) by the Closing.  If Seller (i) does not deliver Seller’s Title Notice within the required time, or (ii) timely notifies Buyer that Seller is unable or unwilling to remove or insure over (to Buyer’s reasonable satisfaction) all such Title Objections, then Buyer may elect, by written notice to Seller, to terminate this Agreement pursuant to Section 3.5 below.  Buyer’s delivery of a Waiver Notice on or before 5:00 p.m. (California time) on the Contingency Date shall be deemed Buyer’s election to waive its Title Objections pursuant to Section 3.5 below. Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections; except that Seller shall be obligated, at or before Closing, to (x) remove all deeds of trust; and (ii) remove or insure over (to Buyer’s reasonable satisfaction) all other monetary liens on the Property, which were knowingly and intentionally created by Seller (including, without limitation, mechanics’ liens in connection with works of improvement furnished or supplied at the written request or direction of Seller(as opposed to any tenant(s) of the Property)), other than liens for taxes and assessments that accrue with respect to periods after Closing and liens that result from the actions of Buyer.

3.5                               Approval of the Property.  In the event that Buyer determines, as a result of Buyer’s Investigations and review of title, that the condition of the Property or title thereto is not acceptable to Buyer, then Buyer may terminate this Agreement.  If Buyer fails, for any or no reason, to waive such termination right by written notice (the “Waiver Notice”) to Seller and Escrow Holder delivered on or before 5:00 p.m. (California time) on the Contingency Date, then this Agreement shall automatically terminate as of the Contingency Date, the Deposit shall be immediately returned to Buyer and neither party shall have any further liability hereunder, except for those liabilities which expressly survive termination.  Buyer’s delivery of a Waiver Notice on or before such date and time shall constitute Buyer’s approval of the condition of the Property and title thereto and acknowledgment that Buyer shall, upon the Closing hereunder, purchase the Property in an “AS-IS” condition as more particularly set forth in Section 7.2.3 below.

3.6                               Assumed Service Contracts.  Buyer shall have until the Contingency Date to either approve of any Service Contracts, or to notify Seller in writing of any Service Contracts that Buyer desires be terminated on or before the Closing, and which, by their express terms, may be terminated on or before the Closing (the “Disapproved Contracts”); provided, however, in no event shall Seller be required to terminate any Service Contracts which by their terms are not terminable prior to the Closing or otherwise not terminable without payment by Seller of a penalty, charge or premium (“Non-Terminable Contracts”).  Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing, but the actual termination of the same shall not be a condition to Closing.  Those Service Contracts expressly approved by Buyer and the Non-Terminable Contracts (collectively, the “Approved Contracts”) shall be assigned by Seller to, and assumed by, Buyer at the Closing pursuant to the Assignment of Contracts and Bill of Sale attached as Exhibit C hereto.

4.              ESTOPPEL CERTIFICATES.

4.1                               Seller shall deliver to each tenant of the Property an estoppel certificate substantially in the form and content of Exhibit E attached hereto (each a “Tenant Estoppel Certificate” and collectively, the “Tenant Estoppel Certificates”) and request that the tenants complete and sign the Tenant Estoppel Certificates and promptly return them to Seller.  Seller shall deliver copies of the signed Tenant Estoppel Certificates to Buyer as Seller receives them.

4.2                               Buyer’s obligation to close this transaction is subject to the condition that, not less than one (1) Business Day prior to the Scheduled Closing Date (the “Estoppel Cut Off Date”) signed Tenant Estoppel Certificates have been delivered to Buyer from tenants leasing no less than the Estoppel Delivery Requirement, substantially in the form of Exhibit E (or in the form a tenant is required to deliver under its Lease if the tenant refuses to execute the form attached hereto as Exhibit E).

4.3                               To the extent that any (i) Tenant Estoppel Certificate executed by a tenant is not substantially in the form attached hereto as Exhibit E (or in the form a tenant is required to deliver under its Lease), or (ii) any Tenant Estoppel Certificate contains insertions of materially adverse information by the tenant thereunder, Buyer shall have three (3) Business Days after receipt of each such executed Tenant Estoppel Certificate to approve or reasonably disapprove the applicable Tenant Estoppel Certificate so received (and the failure to timely do so shall constitute approval thereof); provided, however, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer may only disapprove an executed Tenant Estoppel Certificate if it (a) discloses material adverse economic terms inconsistent with the applicable lease, (b) alleges a material default of Seller (as landlord) under the applicable lease, (c) discloses a material unresolved dispute between the landlord and a tenant in connection with the applicable Lease, or (d) with respect to a Tenant Estoppel Certificate fitting the description in clause (i) of this Section 4.4, is otherwise in a form unacceptable to Buyer, in Buyer’s reasonable discretion; in each case that were not disclosed to Buyer (whether in the applicable lease or any other document delivered to Buyer) prior to the Contingency Date. Otherwise, the applicable Tenant Estoppel Certificate shall be deemed acceptable to and approved by Buyer.

4.4                               In the event Seller does not deliver to Buyer by the Estoppel Cut Off Date an acceptable Tenant Estoppel Certificate from such tenants as may be required to satisfy the Estoppel Delivery Requirement, Buyer may elect to (i) terminate this Agreement by delivery of written notice of termination to Seller on or before 9:00 a.m. (California time) on the Scheduled Closing Date, or (ii) waive such condition and proceed to the Closing.  If Buyer terminates this Agreement pursuant to this Section 4.5, the parties shall each pay one-half of the cost of any escrow fees and the Deposit shall be immediately returned to Buyer.  Seller’s failure to satisfy the Estoppel Delivery Requirement shall not constitute a default by Seller hereunder.

5.              ESCROW TERMINATION

5.1                               Exercise of Buyer Termination Rights.  In the event that Buyer elects to terminate this Agreement pursuant to Section 3.5above or Section 10.1or Section 10.3below, then this Agreement shall be deemed terminated and neither Seller nor Buyer shall have any further obligations hereunder (other than any obligation set forth herein which by its terms expressly survives termination).  In such event, Buyer and Seller shall each pay one-half (1/2) of any escrow cancellation charges which may be charged by Escrow Holder and the Deposit (less any portion of such cancellation charges payable by Buyer) shall be promptly refunded to Buyer.

5.2                               Termination Due to Buyer Default.  If, following Buyer’s delivery of a Waiver Notice pursuant to Section 3.5 above, the Closing fails to occur on or before the Scheduled Closing Date due to a Buyer’s Default (as defined below), then Seller may cancel the Escrow by written notice to Buyer and the Escrow Holder.  Upon such cancellation, Seller shall be entitled to retain the Deposit as Seller’s liquidated damages pursuant to Section 11.1 below and Buyer shall pay all of any escrow cancellation charges that may be charged by Escrow Holder.

5.3                               Termination Due to Seller Default.  If, following Buyer’s delivery of a Waiver Notice pursuant to Section 3.5 above, the Closing fails to occur on or before the Scheduled Closing Date due to a Seller’s Default (as defined below), then Buyer may cancel the Escrow by written notice to Seller and Escrow Holder, in which event the Deposit shall be refunded to Buyer and Seller shall pay all escrow cancellation charges that may be charged by Escrow Holder, and Buyer may pursue the remedies provided in Section 11.2 below.

5.4                               Termination Due to Other Causes.  If, following Buyer’s delivery of a Waiver Notice pursuant to Section 3.5 above, the Closing has not occurred prior to the Scheduled Closing Date for any reason other than a material default by Buyer or Seller hereunder, then either party may terminate this Agreement by written notice to the other party and to Escrow Holder.  In such event, Buyer and Seller will each pay one-half (1/2) of any escrow cancellation charges which may be charged by Escrow Holder and the Deposit (less Buyer’s share of such cancellation charges) shall be refunded to Buyer and Escrow Holder shall return any documents deposited into Escrow prior to such termination, if any, to the party so depositing such document.

5.5                               Due Diligence Materials.  Without limiting the foregoing, if this Agreement terminates for any reason prior to the Closing hereunder, then within five (5) Business Days after the effective date of such termination, Buyer shall return to Seller all of the Seller Due Diligence Materials received from Seller and shall further deliver to Seller any Buyer Due Diligence Materials prepared by or on behalf of Buyer; provided that all such Buyer Due Diligence Materials shall be delivered to Seller on an “as-is” basis without any representation or warranty by Buyer as to Seller’s right to use or rely thereon, or as to the completeness, truth or accuracy thereof.  Buyer’s obligation to deliver the Seller Due Diligence Materials and Buyer Due Diligence Materials to Seller pursuant to this Section 5.5 shall survive the termination of this Agreement.

6.                                      CONDITIONS TO CLOSING.  The obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the satisfaction of the following conditions:

(a)                                 As a condition to Buyer’s obligations only, Seller shall have deposited all documents and funds required to be made prior to Closing as set forth in Section 8.3 below.

(b)                                 As a condition to Seller’s obligations only, Buyer shall have deposited all documents and funds required to be made prior to Closing as set forth in Section 8.4 below.

(c)                                  As a condition to Buyer’s obligations only, the Title Company shall be irrevocably committed to issue to Buyer a standard owner’s title insurance policy in the amount of Purchase Price, insuring the Property subject to only to the Permitted Exceptions (“Title Policy”).At Buyer’s option, Buyer shall have the right (at its sole cost) to obtain an ALTA extended coverage form of title insurance policy and in which event Buyer shall be responsible to have prepared and delivered to the Title Company an ALTA survey of the Property, at Buyer’s expense.  Buyer shall pay the additional premium for extended coverage in excess of a standard coverage owner’s policy and any endorsements requested by Buyer.  The Contingency Date and the Closing shall not be extended due to Buyer’s Title Policy requirements.  Notwithstanding the foregoing, if Buyer fails to provide an ALTA survey for the Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued at the Closing may include a general survey exception.

(d)                                 As a condition to Buyer’s obligations only, all of Seller’s representations and warranties as set forth in Section 7.1 below shall be true and correct as of the Closing and Seller shall not be in material default of any other obligation hereunder.

(e)                                  As a condition to Seller’s obligations only, all of Buyer’s representations and warranties as set forth in Section 7.2 below shall be true and correct as of the Closing and Buyer shall not be in material default of any other obligation hereunder.

(f)                                   As a condition to Seller’s obligations only, on or before the date which is three (3) Business Days prior to the Scheduled Closing Date, Behringer Harvard must have obtained all requisite corporate approvals necessary for it to approve the sale of the Property by Seller to Buyer pursuant to this Agreement (collectively, “Board Approval”).  To the extent

Behringer Harvard fails to obtain Board Approval, Seller may elect by delivery of written notice to Buyer on or before the date which is three (3) business days prior to the Scheduled Closing Date to terminate this Agreement, in which event (a) the Deposit shall be returned to Buyer and (b) neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement.  If Seller delivers any such termination notice pursuant to this Section 6(f), Seller shall reimburse Buyer, within three (3) business days following receipt of Buyer’s written request, for all documented third party costs and expenses actually incurred by Buyer in connection with this transaction, not to exceed $40,000.00, in the aggregate.  If Seller fails to deliver the foregoing written notice within the time period prescribed by this Section 6(f), Seller shall be deemed to have waived this contingency.  The terms of this Section shall survive termination of this Agreement.

The conditions set forth in subparagraph (d), (e) and (f) above shall be deemed satisfied unless Escrow Holder receives written notice from the party for whose benefit such condition exists that such condition is not satisfied as of the date on which the Closing would otherwise occur hereunder. Any condition may be waived in writing by the party for whose benefit such condition exists (or as to mutual conditions, both parties).By closing the transaction contemplated by this Agreement, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in this Section 6.

7.                          REPRESENTATIONS AND WARRANTIES; RELEASE.

7.1                               Seller’s Representations and Warranties.  Seller hereby warrants and represents as of the date hereof and as of the Closing as set forth below.

7.1.1                           Organization; Authority.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the full power and authority to enter into and, subject to the satisfaction of all closing conditions, perform under this Agreement.  All requisite action has been taken in connection with Seller’s execution of this Agreement and, subject to the satisfaction of all closing conditions, the instruments to be executed by Seller pursuant to this Agreement and the consummation of the transaction contemplated by this Agreement.  The individuals executing this Agreement and the instruments to be executed by Seller pursuant to this Agreement, on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement and those instruments.

7.1.2                           Foreign Person.  Seller is not a foreign person and is a “United States Person” as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

7.1.3                           OFAC Regulations.  Neither Seller nor any of its affiliates is a person or entity with whom U.S. persons or entities are restricted or prohibited from doing business under any laws, orders, statutes, regulations or other governmental action relating to terrorism or money laundering (including Executive Order No. 13224 effective September 24, 2001, and regulations of the Office of Foreign Asset Control of the Department of the Treasury) (“Blocked Persons”), and, to the best of Seller’s knowledge, neither Seller nor any of its affiliates engages in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

7.1.4                           No Conflict.  The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Seller nor constitute a default under any agreement or instrument to which Seller is a party or by which Seller or the Property are bound.

7.1.5                           Tenant Leases.  The schedule of Leases attached hereto as Schedule “1”, as such schedule may be updated prior to the Closing, contains or will contain a schedule of all Leases affecting the Property as of the date hereof and as of the Closing Date.  Seller has delivered to Buyer complete copies of the Leases.

7.1.6                           Violations.  Except as may otherwise be disclosed in the Seller Due Diligence Materials, to Seller’s knowledge, Seller has received no written notice of any current violations of any applicable local, state or federal law, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction against or affecting the Real Property, including, without limitation, any environmental law, ordinance or regulation, which if unaddressed, would have a material adverse effect on the use and operation of the Real Property.

7.1.7                           Litigation.  Except as may otherwise be disclosed in the Seller Due Diligence Materials, to Seller’s actual knowledge, Seller has not (i) been served with any  written notice of any litigation or other actions which is currently pending, or (ii) received written notice of any claims or disputes threatened against Seller with respect to the Real Property, which, if determined adversely to Seller, would materially adversely affect the Real Property.

7.1.8.                  Service Contracts.  Seller has delivered to Buyer complete copies of all Service Contracts and, except for the Service Contracts delivered to Buyer, Seller has not entered into any Service Contracts which would be binding upon Buyer or the Property after the Closing.

All of Seller’s representations made above which are limited to Seller’s knowledge are made to the present, actual knowledge of Seller.  As used herein, the present, actual knowledge of Seller is limited solely to matters actually within the current, actual knowledge (with no duty of due diligence, inquiry or investigation) of Seller’s Representative.  Buyer acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Buyer.  Buyer covenants that it will bring no action of any kind against such individual related to or arising out of these representations and warranties.  Buyer agrees that if, at any time prior to the Closing, Buyer obtains actual knowledge of any information which would require the qualification of any of the above representations and warranties for such representation and warranty to be true; it shall promptly notify Seller in writing of such information.  In the event that, prior to the Closing, Buyer obtains actual knowledge of any material inaccuracy in any of the foregoing representations or warranties and nonetheless elects to go forward with the Closing hereunder, Buyer shall be deemed to have waived any and all of its rights and remedies in connection therewith.

7.2                               Buyer’s Representations and Warranties.  Buyer hereby warrants and represents as of the date hereof and as of the Closing as set forth below.

7.2.1                           Organization; Authority.  If Buyer is an entity, (i) Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization, and (ii) Buyer has the full power and authority to enter into and perform under this Agreement. All requisite action has been taken in connection with Buyer’s execution of this Agreement and, subject to the satisfaction of all closing conditions, the instruments to be executed by Buyer pursuant to this Agreement and the consummation of the transaction contemplated by this Agreement.  The individuals executing this Agreement and the instruments to be executed by Buyer pursuant to this Agreement, on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement and those instruments.

7.2.2                           OFAC Regulations.  Neither Buyer nor any of its affiliates is a Blocked Person and, to the best of Buyer’s knowledge, neither Buyer nor any of its affiliates engages in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

7.2.3                           No Conflict.  The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Buyer nor constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer is bound.

7.2.4                           As-Is Purchase.  Buyer hereby represents and warrants and agrees that (a) except as explicitly set forth herein, there are no representations or warranties of any kind whatsoever, express or implied, made by Seller its agents or its representatives in connection with this Agreement, the purchase of the Property by Buyer, the physical condition of the Property, the square footage or configuration of the Property or whether the Property complies with applicable laws or is appropriate for Buyer’s intended use; (b) on or prior to the Contingency Date, Buyer will have (or will have chosen not to have) fully investigated the Property and all matters pertaining thereto; (c) except as explicitly set forth herein, Buyer is not relying on any statement or representation of Seller, its agents or its representatives or on any information supplied by Seller, its agents or its representatives; (d) except for the representations or warranties of Seller set forth herein, Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property based on its extensive experience in and knowledge of real property in the areas where the Property is located; (e) on or prior to the Contingency Date, Buyer will be aware (or will have chosen not to be aware) of all zoning regulations, other governmental requirements, site and physical conditions, and other matters affecting the use and condition of the Property; (f) except for the representations or warranties of Seller set forth herein, Buyer’s election to proceed with the purchase the Property following the Contingency Date on the terms and conditions hereof shall be made solely and exclusively in reliance on Buyer’s own review, inspection and investigation of the Property and of materials, documents, information and studies relating to the Property or the condition of title thereto (including, without limitation, any information obtained through Buyer’s Investigations and/or Physical Testing of the Property); and (g) Buyer shall purchase the Property in its “AS-IS” condition as of the date of Closing with no warranties, express or implied, at law or in equity, including, without limitation, any warranty of condition, habitability, merchantability or fitness for a particular purpose other than Seller’s representations and warranties as expressly set forth in Section 7.1 above.

7.3                               Release. Except for Seller’s fraud or any breach by Seller of any of its covenants, representations or warranties expressly contained herein (which shall be subject to the provisions of Section 11.6 below), Buyer, for itself and its successors and assigns, hereby releases and forever discharges Seller and its successors and assigns from, and waives any right to proceed against Seller and its successors or assigns for, any and all cost, expense, claim, liabilities and demands (including reasonable attorneys’ fees) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property, including, without limitation, any claims for contribution pursuant to any environmental law (collectively, “Claims”), which Buyer or Buyer’s successors or assigns has or may have in the future.  It is the intention of the parties that the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected.  Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown losses, damages, liabilities, costs and expenses.  In furtherance of this intention, the Buyer hereby expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding anything herein to the contrary Buyer has not assumed, and has no obligation to indemnity Seller for, any governmental or third party claims asserted after the Closing to the extent applicable to any act or omission taken or failed to be taken by or on behalf of Seller prior to the Closing.  Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section, and has had ample opportunity to discuss its import with legal counsel, is fully aware of its consequences, and that the provisions of this Section are a material part of the consideration inducing Seller to enter into this Agreement.

Buyer’s Initials:

8.                          CLOSING

8.1                               Escrow.  An escrow (“Escrow”) shall be opened with Escrow Holder within one (1) business day after the Effective Date.  The terms and conditions set forth in this

Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder.  Buyer and Seller shall promptly deposit a copy of the Agreement and upon request by Escrow Holder, shall execute such additional escrow instructions as are reasonably required to consummate the transaction contemplated by this Agreement (but only to the extent not inconsistent herewith).  In the event of any conflict or inconsistency between the terms of such additional escrow instructions and this Agreement, as between Buyer and Seller, the terms of this Agreement shall control.

8.2                               Closing.  The “Closing” means the exchange of money and documents as described herein, and will be deemed to have occurred when Seller’s Deed to Buyer has been recorded.  The Closing shall occur on or before the Scheduled Closing Date through escrow (i.e., the parties need not be present) at the offices of the Escrow Holder or such other place as the parties may agree.

8.3                               Seller’s Deliveries.  Not later than one (1) Business Day before the Scheduled Closing Date, Seller shall deliver to the Escrow Holder through Escrow the following, duly executed and acknowledged as applicable by the Seller:

(a)                                 A grant deed in the form of Exhibit B (“Deed”);

(b)                                 Two original counterparts of an assignment of leases, contracts and bill of sale assigning and transferring the Leases, the Permits, the Personalty, the Intangible Personalty, the Approved Service Contracts and the Warranties, to Buyer, in the form attached hereto as Exhibit C attached hereto (the “Assignment”);

(c)                                  An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

(d)                                 A Form 593-C pursuant to California Revenue and Taxation Code Sections 18805, 18815 and 26131, completed to indicate no withholding of taxes from the Purchase Price is required;

(e)                                  A notice to the tenants under the Leases in the form attached hereto as Exhibit D (“Tenant Notice”);

(f)                                   Closing statement(s) and such other documents that may reasonably be required by the Title Company and/or Escrow Holder to issue the Title Policy and close the purchase and sale of the Property in accordance with this Agreement; provided, however, that such other documents do not in any way increase in any material respect or create any new cost to, or liability or obligations of, Seller in a manner not otherwise provided for herein; and

(g)                                  Originals of all Leases, Service Contracts and Warranties assigned to Buyer pursuant to the Assignment, but only to the extent in the possession of Seller and further provided that, at Seller’s election, these documents may be delivered outside of Escrow on or within a reasonable period of time after the Closing.

8.4                               Buyer’s Deliveries.  Not later than one (1) Business Day before the Scheduled Closing Date (except as otherwise noted below), Buyer will deliver to the Escrow Holder for delivery to Seller (or the party noted below) through Escrow the following, duly executed and acknowledged as applicable by the Buyer:

(a)                                 Immediately available federal funds in an amount equal to the Closing Funds (to be delivered on or before 10:00 (California time) on the Scheduled Closing Date or such earlier date and time as may be required by the Escrow Holder under applicable law such that Escrow Holder will be in a position to disburse the cash proceeds to Seller on the Closing Date);

(b)                                 Two original counterparts of the Assignment; and

(c)                                  Closing statement(s) and such other documents that may reasonably be required by the Title Company and/or Escrow Holder to close the purchase and sale of the Property in accordance with this Agreement; provided, however, that such other documents do not in any way increase in any material respect or create any new cost to, or liability or obligations of, Buyer in a manner not otherwise provided for herein.

8.5                               Close of Escrow.  Upon satisfaction of the Closing Conditions set forth in Section 6 above, and provided that Escrow Holder is otherwise prepared to close the Escrow pursuant to the instructions set forth in this Section 8, then the Escrow Holder shall:

(a)                                 File the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder;

(b)                                 Prorate all matters referenced in Section 8.6 based upon the closing statement(s) delivered into Escrow signed by the parties;

(c)                                  Record the Deed and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties and deliver conformed copies thereof to Buyer and Seller;

(d)                                 Deliver to Seller the Purchase Price (less Seller’s share of any net prorations and closing costs, as shown on the closing statement(s) approved by Buyer and Seller, and portion of the Deposit previously released to Seller) as directed by Seller;

(e)                                  Deliver one fully executed original of the Assignment to each of Buyer and Seller, and deliver to Buyer the remaining documents deposited into Escrow by Seller;

(f)                                   Deliver the remaining funds to Seller or Buyer, as the case may be, after taking into account all items chargeable to the account of Seller and Buyer pursuant to

Section 8.6 and Section 8.7 below in accordance with the closing statement(s) approved by Buyer and Seller

(g)                                  Direct the Title Company to issue the Title Policy to Buyer; and

(h)                                 Deliver to both Buyer and Seller final closing statements showing the distribution, application, receipt and earnings of all funds processed through the Escrow, as applicable to each party.

8.6                               Prorations.  At Closing, the following prorations shall be computed and apportioned between Buyer and Seller as of the Closing Date based on the ratio of the number of days in the period for which such charges are paid to the number of days in such period (i) before but not including the Closing Date and (ii) from and after the Closing Date:

8.6.1                           Property Taxes.  Real estate taxes and tangible personal property taxes shall be prorated as of the Closing Date.  If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available tax bill for the Property.  Seller reserves the right (a) to meet with governmental officials and to contest, at its own cost, any reassessment concerning or affecting Seller’s obligations under this Section 8.6.1, and (b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid.  Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

8.6.2                           Utilities.  Seller shall use reasonable efforts to cause any applicable utility meters to be read on the day prior to the Closing Date.  Seller will be responsible for the cost of any applicable utilities used prior to the Closing Date and Buyer will be responsible for the cost of any applicable utilities used on or after the Closing Date.  If Seller is unable to have any applicable utility meters read on the day prior to the Closing Date, Buyer and Seller shall estimate the amount of such bills based on the immediately preceding utility bills, and such amount shall be the basis for the proration.

8.6.3                           Operating Expenses.  Operating expenses (including, without limitation, amounts payable under the Approved Service Contracts and any assessments payable under the Permitted Exceptions which are allocable to the Property, but excluding insurance premiums and management fees) shall be prorated as of the Closing Date (based on the assumption that operating expenses were uniformly incurred during the billing period in which the Closing occurs).

8.6.4                           Rents.  Rentals, prepaid rentals and prepaid payments and all other amounts payable under the Leases (collectively, “Rentals”) shall be prorated on the basis that Buyer shall receive a credit for all Rentals which Seller has actually received before the Closing Date which is allocable to the period on and after the Closing Date.  If, following the Closing, Buyer shall collect any delinquent Rentals owing to Seller as of the Closing Date, Buyer shall promptly pay the same to Seller; provided, however, Rentals collected by Buyer after the Closing Date shall be applied first to the rental period in which the Closing occurred, second to unpaid Rentals accruing after the Closing Date, and third to satisfy delinquent rental obligations for any period before Closing not prorated at Closing.  Buyer shall use good faith commercially reasonable efforts to recover any delinquent Rentals in respect of the period prior to the Closing Date, provided that Buyer shall not be required to declare a default, incur any material cost or commence any legal proceeding in connection therewith.  Seller will retain all ownership rights relating to any delinquent Rentals; but Seller shall have no right to pursue any legal action against any of the tenants after Closing and, in particular, Seller shall have no right to pursue any action for unlawful detainer or other action seeking to terminate such tenant’s occupancy of its premises.

8.6.5                           Lease Operating Cost Pass-Throughs. Operating cost pass-throughs, additional rentals and other retroactive rentals, sums or charges payable by the tenants under the Leases which accrue as of the Closing, but are not then due and payable, including, without limitation, charges for real estate taxes (which are paid in arrears) (collectively, “Retroactive Rentals”), shall be pro-rated as of the Closing Date; provided that, no payment thereof shall be made to Seller unless and until Buyer collects the same from the tenants.  When and if Buyer collects the same from the tenant, Buyer shall prorate the same, net of the cost of collection, as of the Closing Date and pay to Seller an amount equal to all Retroactive Rentals accruing prior to the Closing Date.  Buyer shall be responsible for the collection of the Retroactive Rentals.

8.6.6                           Security Deposits.  Buyer shall be credited and Seller shall be charged with the unapplied balance of the security deposits under the Leases.  In the event that Seller holds any letters of credit as a tenant security deposit, then prior to the Closing Seller shall (i) execute and deliver to Escrow Holder such assignment and/or transfer documents as may be called for under such letters of credit for the transfer of such letters of credit to Buyer, and (ii) at Seller’s option, either deliver into Escrow or deliver to Buyer, upon confirmation of the Closing, the originals of such letters of credit.  Unless payable by the applicable tenant, Seller shall be responsible for the amount of the transfer fee required under such letters of credit.

8.6.7                     Leasing Costs.  If the Closing occurs, (a) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances and third-party leasing commissions (collectively, the “Leasing Costs”) relating to the initial term, and any renewal term exercised prior to the Effective Date, of those Leases executed as of the Effective Date, and (b) Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (i) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed as of the Effective Date; and (ii) any New Leases (defined below), or modifications to Leases in effect as of the Effective Date, entered into after the Effective Date in accordance with the terms of Section 9.1 below.  Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through the Escrow.  If, on the Closing, there are any outstanding or unpaid Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit.  Seller shall assign to Buyer all construction contracts relating to such outstanding Leasing Costs.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Leasing Costs shall not include any free rent or other similar lease concessions granted by Seller to any tenant under any Lease executed as of the Effective Date.

8.6.8                           Post-Closing Reconciliation.  Seller and Buyer hereby agree that if any of the above prorations cannot be calculated accurately as of the Closing Date (e.g., property taxes and operating cost pass-through reconciliations), then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing and within thirty (30) days after the Closing Date, or as soon as sufficient information is available to permit the parties to effectively calculate such prorations, either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations.  Promptly after all of the above revenue and expense amounts have been ascertained (but in no event later than ninety (90) days after the end of the calendar year in which the Closing occurs), Seller shall prepare, and certify as correct, a final proration statement, which shall be subject to Buyer’s reasonable approval.  Upon Buyer’s acceptance and approval of any final proration statement submitted by Seller, such statement shall be conclusively deemed to be accurate and final.  The obligations of Seller and Buyer pursuant to this Section 8.6.8 shall survive the Closing of this Agreement.

8.7                               Closing Costs.

8.7.1                           Seller’s Costs.  Seller shall pay, through Escrow, (a) all sales and use taxes required in connection with the transfer of the Property to Buyer, (b) one-half (½) of Escrow Holder’s fee, (c) all state, county and local documentary transfer taxes payable in connection with the transfer of the Property to Buyer, (d) that portion of the cost of the premium for the Title Policy obtained by Buyer allocable to premium for an owner’s standard coverage title policy (“Standard Coverage”), (e) all costs related to the removal or cure of Title Objections that Seller has agreed or is required to remove or cure pursuant to Section 3.4 above; and (f) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in San Bernardino County, California.

8.7.2                           Buyer’s Costs.  Buyer shall pay, through Escrow, (a) one-half (½) of Escrow Holder’s fee, (b) the recording fees for the Grant Deed, (c) that portion of the cost of the premium for the Title Policy in excess of the Standard Coverage and the costs associated with any endorsements to the Title Policy requested by Buyer, (d) the costs of any due diligence investigation conducted by or for the benefit of Buyer, including any engineering, structural or environmental reports obtained by or on behalf of Buyer pursuant to this Agreement, together with the cost of Buyer’s attorneys and other representatives, and (e) any additional charges customarily charged to buyers in accordance with common escrow practices in San Bernardino County, California.

8.8                               Brokers.  Seller is represented by Broker.  Seller and Buyer each represent and warrant to one another that, except as expressly set forth in the preceding sentence, such party has not engaged any broker or finder with respect to this Agreement or the transactions contemplated herein.  Upon and only upon the Closing, Seller shall pay such commission to Broker as may be set forth in a separate written agreement between Seller and Broker, or in any separate written instructions related thereto as may be executed and delivered into Escrow by

Seller.  Seller shall defend, indemnify and hold harmless Buyer from and against any and all liabilities, claims, demands, damages, or costs of any kind (including attorneys’ fees, costs and expenses) arising from or connected with any other broker’s or finder’s fee or commission or charge (“Broker Claims”) claimed to be due by Broker or any other person arising from or by reason of Seller’s conduct with respect to this transaction.  Buyer shall defend, indemnify and hold harmless Seller from and against any and all Broker Claims claimed to be due by any person other than Seller’s Broker arising from or by reason of Buyer’s conduct with respect to this transaction.  The provisions of this Section 8.8 shall survive Closing hereunder or earlier termination of this Agreement.

8.9                               Parties to Bear Own Expenses.  Except as expressly set forth in this Section 8, each of the parties hereto shall pay all the costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement, investigating the Property and in otherwise carrying out the transaction contemplated hereby.

9.                          SELLER’S COVENANTS.  During the period from the Effective Date until the Closing Date, Seller covenants as follows:

9.1                               Leases.  After the fifth (5th) day prior to the Contingency Date, Seller shall not execute any new lease (“New Lease”) or amend or terminate any existing Lease without Buyer’s approval, which shall not be unreasonably withheld or delayed.  Seller shall deliver to Buyer copies of any New Leases, material amendments, expansions and extensions of existing Leases (each a “Lease Transaction”).  Buyer’s failure to object to a Lease Transaction after the fifth (5th) day prior to the Contingency Date within five (5) days of notification (and receipt of all material information concerning the applicable Lease Transaction) shall be deemed approval.  With respect to any Lease Transaction occurring after the Effective Date: (i) at the Closing, Buyer shall reimburse Seller pursuant to Section 8.6.7 above for leasing commissions and the cost of tenant improvements arising under such Lease Transaction if (1) as to a Lease Transaction occurring prior to the fifth (5th) day prior to the Contingency Date, such Lease Costs were disclosed to Buyer in writing prior to such fifth (5th) day, and (2) as to a Lease Transaction occurring after the fifth (5th) day prior to the Contingency Date, such Lease Costs were approved or deemed approved by Buyer; and (ii) Buyer shall assume (and indemnify, defend, protect, and hold harmless Seller from any against) all contractual liabilities to pay any brokerage commissions, pay for tenant improvements or reimburse the tenant for any tenant improvements which were approved or deemed approved by Buyer.  The termination of any Lease or tenancy prior to Closing by reason of the tenant’s default and not in violation of any restrictions contained in this Agreement shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to an abatement of or against the Purchase Price or give rise to any other claim on the part of Buyer.  Buyer’s indemnification obligation set forth in this Section 9.1 shall survive the Closing.

9.2                               Contracts.  After the fifth (5th) day prior to the Contingency Date, Seller shall not enter into any new contracts or agreements affecting the Property after the Closing or modify, amend or terminate any Service Contract (each a “Contract Transaction”) without Buyer’s written approval.  Buyer’s failure to object to a Contract Transaction within five (5)

Business Days of notification, and receipt of the applicable Service Contract or amendment thereto, will be deemed approval.

9.3                               Operation of the Property Pending the Closing.  Seller agrees that from the date hereof until the Closing, Seller shall operate, maintain, repair, and insure the Property in the ordinary course consistent with Seller’s past practices, excepting (a) any obligation to repair damage from casualty events, (b) normal wear and tear, and (c) any obligation to make any structural or extraordinary repairs or capital improvements to the Property (whether or not such expenditure would have normally been incurred in accordance with Seller’s normal operating practices).  Further, Seller agrees that from the date hereof until the Closing Seller shall not sell, transfer or otherwise encumber the Property.

10.                   DAMAGE OR CONDEMNATION.

10.1                        Material Damage or Condemnation.  If, prior to the Closing Date, the Property shall be destroyed or damaged, or if the Property shall become the subject of any proceedings, judicial, administrative, or otherwise, for eminent domain or condemnation, Seller shall promptly notify Buyer thereof.  If (a) the value of the Property destroyed or damaged or subject to taking (and/or the impact on the remainder of the Property) is greater than Five Hundred Thousand Dollars ($500,000.00), or (b)  there is any actual or threatened condemnation or eminent domain action of any direct or indirect access to the Property or parking areas located on the Land, then Buyer shall have the right to terminate this Agreement by written notice to Seller and upon such termination, neither Seller or Buyer shall thereafter have any obligation to each other, other than those that by their terms survive the termination of this Agreement.  In the alternative, Buyer may elect to complete the transaction on the terms set forth in this Agreement and, in such event, Buyer shall receive a full assignment of all insurance proceeds payable by reason of such damage or destruction or condemnation awards, as applicable, given as consideration for the taking (other than proceeds expended prior to Closing in restoration and repair of the Property by Seller, in Seller’s sole and absolute discretion) and Buyer shall receive a credit against the Purchase Price equal to the amount of the deductible for the applicable insurance coverage.  The phrase “taking by eminent domain” includes any notices of taking or commencement of proceedings under eminent domain power, but excludes any claim for inverse condemnation.

10.2                        Non-Material Damage or Condemnation.  If (i) the value of the Property destroyed or damaged or subject to taking (and/or the impact on the remainder of the Property) is equal to or less than Five Hundred Thousand Dollars ($500,000.00), and (ii)  there is no actual or threatened condemnation or eminent domain action of any direct or indirect access to the Property or parking areas located on the Land, Buyer shall complete the transaction on the terms set forth in this Agreement and, in such event, Buyer shall receive a full assignment of all insurance proceeds or condemnation awards, as applicable, given as consideration for the taking (other than proceeds expended prior to Closing in restoration and repair of the Property by Seller, in Seller’s sole and absolute discretion)and Buyer shall receive a credit against the Purchase Price equal to the amount of the deductible for the applicable insurance coverage.

10.3                        Uninsured Casualty.  If the damage or destruction arises out of an uninsured risk and (i) Buyer has not elected to terminate this Agreement pursuant to Section 10.1 above, or (ii) if the value of the Property destroyed or damaged is equal to or less than Five Hundred Thousand Dollars ($500,000.00), then Seller shall advise Buyer, by written notice within ten (10) days of the occurrence of such damage or destruction, whether or not Seller will agree to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Buyer.  If Seller fails to agree to provide such credit, Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller within five (5) days following Buyer’s receipt of such written notice from Seller.

11.                   DEFAULT

11.1                        Buyer’s Default.

(a)                                 Default.  Subject to Section 11.3 below, Buyer shall be deemed to be in default (a “Buyer Default”) hereunder if Buyer fails, for any reason other than Seller’s material default hereunder or the permitted termination by Buyer of this Agreement, to meet, comply with or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, including, without limitation, the failure to deposit any Closing Funds and documents to be deposited by Buyer pursuant to Section 8.4 above on or before the Scheduled Closing Date.  Time is of the essence.

(b)                                 Liquidated Damages.  IN THE EVENT THAT THE CLOSING FAILS TO OCCUR ON OR BEFORE THE SCHEDULED CLOSING DATE BY REASON OF A BUYER DEFAULT, THEN THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL TERMINATE AND THE DEPOSIT THEN HELD BY ESCROW HOLDER SHALL BE RELEASED TO SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH BUYER DEFAULT. IN ADDITION, BUYER SHALL BE RESPONSIBLE FOR ALL ESCROW CANCELLATION AND OTHER CHARGES REQUIRED TO BE PAID TO ESCROW HOLDER.  IN THE EVENT OF ANY SUCH DEFAULT BY BUYER, THE DEPOSIT SHALL BE DEEMED LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER WHICH SUM SHALL BE PRESUMED TO BE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER BY REASON OF BUYER’S BREACH OF ITS OBLIGATIONS HEREUNDER.  FROM THE NATURE OF THIS TRANSACTION, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER WOULD SUSTAIN, SHOULD BUYER BREACH ANY OF ITS OBLIGATIONS HEREUNDER.  THE IMPRACTICABILITY AND DIFFICULTY OF FIXING ACTUAL DAMAGES IS CAUSED BY, WITHOUT LIMITATION, THE FACT THAT THE PROPERTY IS UNIQUE.  BASED ON THE FOREGOING AND OTHER CONSIDERATIONS, BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE PARTICULARLY APPROPRIATE FOR THIS TRANSACTION AND AGREE THAT SAID LIQUIDATED DAMAGES SHALL BE PAID IN THE EVENT OF BUYER DEFAULT, NOTWITHSTANDING ANY WORDS OR CHARACTERIZATIONS PREVIOUSLY USED OR HEREIN CONTAINED IMPLYING ANY CONTRARY INTENT, THE PAYMENT OF

SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR SECTION 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, SECTION 1676 AND SECTION 1677.  NOTHING HEREIN SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER’S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF ANY OTHER OBLIGATION OF BUYER HEREUNDER (OTHER THAN ITS OBLIGATION TO DELIVER THE DEPOSIT AND/OR ACQUIRE THE PROPERTY AS CONTEMPLATED HEREIN), FOR BUYER’S INDEMNIFICATION OBLIGATIONS PROVIDED IN SECTIONS 3.3 AND 8.8 ABOVE OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 12.13 BELOW.

Buyer’s Initials	Seller’s Initials

11.2                        Seller Default.  Subject to Section 11.3 below, in the event Seller defaults (a “Seller Default”) under any of the material terms of this Agreement prior to Closing, Buyer shall be entitled as Buyer’s sole and exclusive remedy to either (A) terminate this Agreement and receive a refund of the Deposit, or (B) if the Seller Default was Seller’s failure to deliver the Deed and/or any other conveyance documents to Escrow Holder at Closing in breach of the Agreement, elect to pursue the remedy of specific performance of Seller’s obligation to deliver the Deed and any such other conveyance documents to Escrow Holder(without any damages of any kind), provided that (i) any such suit for specific performance must be filed within thirty (30) days after the Scheduled Closing Date, and (ii) Buyer shall have the sole and exclusive burden of proof in any specific performance proceeding to show that, but for Seller’s Default, Buyer was ready, willing and able to fund the Purchase Price on the Closing Date and that Buyer will stand ready, willing and able to fund the Purchase Price should Buyer prevail at the conclusion of any such specific performance action.  Seller shall have no liability to Buyer under any circumstances for any damages, including, without limitation, consequential or punitive damages or damages suffered as a result of Buyer’s failure to timely complete a tax-deferred exchange.  As material consideration to Seller’s entering into this Agreement with Buyer, Buyer waives any right (a) to pursue an action for the specific performance of this Agreement; and (b) to record or file a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property, except for, or in connection with, the proper exercise by Buyer of its remedy of specific performance under clause (b) of this Section 11.2.  NOTHING IN THIS SECTION 11.2 SHALL, HOWEVER, BE DEEMED TO LIMIT SELLER’S LIABILITY TO BUYER FOR SELLER’S INDEMNIFICATION OBLIGATIONS PROVIDED IN SECTION8.8 ABOVE OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 12.13 BELOW.

11.3                        Notice and Opportunity to Cure.  Neither party shall be deemed to be in default hereunder unless the party claiming such default shall have given written notice to the party claimed to be in default and the party claimed to be in default shall not have cured such notice of default within five (5) Business Days after receipt of notice of default; provided, however, in no event shall the Closing be extended or delayed to permit the cure of a default pursuant to this Section 11.3.

11.4                        No Contesting Liquidated Damages.  As material consideration to each party’s agreement to the remedies provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of any of the waivers and other terms set forth therein for any reason whatsoever, including, but not limited to, any defense against the terms of any such provision based on an allegation that such provision was unreasonable under the circumstances existing at the time this Agreement was made.  The agreements and waivers set forth in this Section 11.4 shall survive termination of this Agreement.

11.5                        Post-Closing Remedies.  If, after the Closing, Buyer or Seller fails to perform any of its obligations hereunder which expressly survive the Closing pursuant to the terms of this Agreement, then Seller and Buyer may, subject to Section 11.6 below, exercise any remedies available to it at law or in equity, in any order it deems appropriate in its sole and absolute discretion, including, without limitation, seeking specific performance or damages, and in such event, the liquidated damages provisions contained in Section 11.1(b) and the limitations on Buyer’s remedies set forth in Section 11.2 shall not apply.

11.6                        Seller’s Maximum Aggregate Liability; Claims Period.  Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller under this Agreement and any and all documents executed pursuant hereto or in connection herewith (including, without limitation, the breach of any representations and warranties and/or covenants of Seller contained in such documents) for which a claim is timely made by Buyer shall not exceed two percent (2%) of the Purchase Price.  Any action, suit or proceeding brought by Buyer against Seller under this Agreement shall be commenced and served, if at all, on or before the date which is two hundred seventy (270) days after the Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force and effect.  No claim for a breach by Seller of any representation or warranty or any other provision of this Agreement shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter set forth in the Seller Due Diligence Materials, Buyer Due Diligence Materials, a Tenant Estoppel Certificate, or otherwise actually known to Buyer prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Fifteen Thousand Dollars ($15,000), in which event the full amount of such claims shall be actionable, subject to this Section 11.6, and (c) unless an action shall have been commenced by Buyer against Seller within nine (9) months of Closing.

12.                   MISCELLANEOUS

12.1                        Definition of Business Day.  For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or a holiday observed by national or federally chartered banks.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (California time) on such date or dates, and references to “days” shall refer to calendar days, except if such references are to Business Days.  Any event specified to occur on a non-Business Day shall be extended automatically to the end of the first Business Day thereafter.

12.2                        Binding Effect.  Subject to the restrictions on assignment contained in Section 12.3, this Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective legal representatives, successors and assigns.

12.3                        Assignment.  This Agreement may not be assigned by Buyer without Seller’s prior written consent which may be withheld in Seller’s sole discretion.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any entity wholly owned or controlled by the Buyer originally named in the first paragraph of this Agreement or to any investment advisory client of such entity; provided that such assignment shall be subject to a written assignment executed by assignor and assignee and delivered to Seller on or before the Scheduled Closing Date (but with the name and signature block for such assignee delivered to Seller or Seller’s counsel at least five (5) Business Days prior to the Scheduled Closing Date), which agreement shall include provisions whereby assignee assumes all of assignor’s liability and assignor acknowledges that assignor is not released from liability as a result of the assignment.  In no event, shall Buyer be released from liability under this Agreement.

12.4                        Severability.  If any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement, but, to the extent permitted by law, the Agreement shall be construed to give effect to the intent manifested by the portion held inoperative or invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

12.5                        Entire Understanding.  This Agreement represents the entire understanding of Buyer and Seller, and supersedes all prior and concurrent written or oral agreements or representations, if any.

12.6                        Amendments.  This Agreement may not be modified, changed or supplemented except by written instrument signed by both parties.

12.7                        California Law.  The interpretation and performance of this Agreement shall be governed by the laws of the State of California applied to agreements to be performed entirely within the State of California by residents of the State of California.

12.8                        Waiver.  Other than deemed waivers provided for herein, all waivers by either party shall be in writing.  The waiver by either party of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition of this Agreement.

12.9                        Notices.  Notices required or permitted pursuant to this Agreement shall be sent to the Addresses set forth in Section 1 above. Any and all notices or other communication required or permitted by this Agreement shall be in writing and given (i) personally, including overnight courier, or (ii) by fax transmission to the fax number provided above, or (iii) by nationally or regionally-recognized overnight courier (such as Federal Express, UPS, or DHL), or (iv) by first class U. S. mail (postage fully prepaid) to the address shown above.  Any notice delivered as described above shall be deemed received: (i) if given personally, on the date of delivery; (ii) if given by fax, if the fax is sent as evidenced by a confirmation slip from the sender’s fax machine showing recipient’s fax number before

5:00 p.m. on a Business Day, then delivery shall have occurred on such Business Day, and if such occurs after 5:00 p.m. or on a non-Business Day, the delivery shall have occurred on the next Business Day; (iii) if sent by overnight courier, then delivery shall have occurred on the first Business Day after delivery to such overnight courier, or (iv) if by mail, three (3) Business Days after posting in the U.S. mail.  A party may change its address by written notice at any time.

12.10                 Captions.  The captions inserted herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any of the provisions hereof.

12.11                 Exhibits.  All exhibits and schedules referred to herein are incorporated by reference as though fully set forth herein.

12.12                 Time of the Essence.  Time is of the essence in this Agreement and failure to comply with this provision shall be a material breach of this Agreement.

12.13                 Attorneys’ Fees.  Should any party institute any action, proceeding, suit, arbitration, appeal or other similar proceeding or other non-judicial dispute resolution mechanism (“Action”) to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in such Action shall be entitled to receive from the other party(s) all reasonable attorneys’ fees, accountants’ fees, expert witness fees, and any and all other similar fees, costs and expenses incurred by the prevailing party in connection with the Action and preparations therefor (“Fees”).  If any party files for protection under, or voluntarily or involuntarily becomes subject to, any chapter of the United States Bankruptcy Code or similar state insolvency laws, any other party shall be entitled to any and all Fees incurred to protect such party’s interest and other rights under this Agreement, whether or not such action results in a discharge.

12.14                 No Personal Liability of Officers, Directors, Etc. of Seller.  Each party acknowledges that this Agreement is entered into by a limited liability company by such party and each party agrees that no shareholder or individual officer, director, trustee, asset manager, employee, partner, member, agent or other representative of the other party shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.  Each party acknowledges that such party’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” (or a “claim” or “obligation”) for purposes of any distribution limitation imposed under the organizational laws (e.g., Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act with respect to the Purchaser) applicable to such party; provided however, that all of Seller’s liabilities hereunder shall be subject to all of the limitations on liability set forth in this Agreement, including but not limited to Section 11.6 hereof.  The provisions of this Section shall survive the Closing.

12.15                 Counterparts.  This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument.  Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to form one document.

12.16                 Electronic Signatures.  Signatures to this Agreement transmitted by facsimile or by electronic transmission shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other party to this Agreement.

12.17                 Survival.  The following shall survive the Closing and delivery of the Deed indefinitely:  (i) any Buyer or Seller indemnifications expressly set forth in this Agreement or the Assignment, (ii) the release set forth in Section 7.3 above, and (iii) any Buyer or Seller covenants in this Agreement which expressly survive the Closing or are specified to be performed post-Closing.  The provisions of Section 7.1 (Seller’s Representations and Warranties) and Section 7.2 (Buyer’s Representations and Warranties) shall survive Closing for a period of nine (9) months.  Except as provided above, upon completion of the Closing all other liabilities and obligations of Buyer and Seller hereunder shall terminate.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:	CT/BH INTERCHANGE LLC, a
Delaware limited liability company

	By:		CT INTERCHANGE LLC, a Delaware
limited liability company, its Manager

	By:	CT California Fund VI, LLC, a
California limited liability company,
its Sole Member

		By:	CT California Fund VI, LLC, a
California limited liability
company, its Manager

By:
Name:
Title:

Dated: February , 2013

BUYER:	REALTY ASSOCIATES ADVISORS LLC, a Delaware limited liability company

	By:		Realty Associates Advisors Trust,
its manager

By:
Name:
Title:

Dated: February , 2013

We acknowledge receipt of a fully executed copy of the foregoing “Purchase and Sale Agreement” executed by Seller and Buyer and we agree to follow all instructions contained therein.

ESCROW HOLDER

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

Schedule “1”

Leases

Tenant	Address

Dollar Tree Distribution, Inc.	1651 Interchange Drive, San Bernardino, CA

Genco I, Inc.	3392 Mike Daley Drive, San Bernardino, CA

FTDI, Inc.	3524 Mike Daley Drive, San Bernardino, CA

EXHIBIT A-1

LEGAL DESCRIPTION OF THE LAND

(1651 W. Interchange Drive)

The land referred to is situated in the City of San Bernardino, County of San Bernardino, State of California, and is described as follows:

PARCEL A:

PARCEL 1 OF PARCEL MAP NO. 17375, IN THE CITY OF SAN BERNARDINO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA AS PER MAP FILED IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS IN THE OFFICE OF THE COUNTYRECORDER OF SAID COUNTY. EXCEPTING THEREFROM ALL OIL, GAS AND OTHER MINERALS OF EVERY BEND AND CHARACTER IN, ON OR UNDER THE ABOVE DESCRIBED LANDS WITHOUT THE RIGHT OF SURFACE ENTRY OR USE, AS CONVEYED TO NORTEX MINERAL NO. 2, L.P., A TEXAS LIMITED PARTNERSHIP, IN MINERAL DEED RECORDED OCTOBER 19, 2004, AS INSTRUMENT NO. 2004- 0759938 AND MARCH 30, 2007 AS INSTRUMENT NO. 2007-0198477, BOTH OF OFFICIAL RECORDS, SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL B:

EASEMENTS FOR (I) PRIVATE SEWER AND ACCESS, (II) PRIVATE SEWER, AND (III) PRIVATE STREET AND PUBLIC AND PRIVATE UTILITY PURPOSES OVER LOT B OF PARCEL MAP NO. 17375, AS SHOWN ON PARCEL MAP ON FILE IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL C:

NON-EXCLUSIVE EASEMENTS FOR THE PURPOSE OF COMMON ROADS, COMMON UTILITIES AND COMMON DRIVES ALL AS DESCRIBED IN THE DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGE BUSINESS CENTER AS RECORDED MARCH 30, 2007, AS INSTRUMENT NO. 2007-0198478 OF OFFICIAL RECORDS, AS AMENDED BY AMENDMENT NO. 1 TO DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGEBUSINESSCENTER RECORDED MARCH 28, 2008 AS INSTRUMENT NO. 2008-0136064, OFFICIAL RECORDS.

APN: 0148-011-68-0-000

EXHIBIT A-2

LEGAL DESCRIPTION OF THE LAND

(3372 & 3392 N. Mike Daley Drive)

The land referred to is situated in the City of San Bernardino, County of San Bernardino, State of California, and is described as follows:

PARCEL A:

PARCEL 3 OF PARCEL MAP NO. 17375, IN THE CITY OF SAN BERNARDINO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA AS PER MAP FILED IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS IN THE OFFICE OF THE COUNTYRECORDER OF SAID COUNTY. EXCEPTING THEREFROM ALL OIL, GAS AND OTHER MINERALS OF EVERY BEND AND CHARACTER IN, ON OR UNDER THE ABOVE DESCRIBED LANDS WITHOUT THE RIGHT OF SURFACE ENTRY OR USE, AS CONVEYED TO NORTEX MINERAL NO. 2, L.P., A TEXAS LIMITED PARTNERSHIP, IN MINERAL DEED RECORDED OCTOBER 19, 2004, AS INSTRUMENT NO. 2004-0759938 AND MARCH 30, 2007 AS INSTRUMENT NO. 2007-0198477, BOTH OF OFFICIAL RECORDS, SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL B:

EASEMENTS FOR (I) PRIVATE SEWER AND ACCESS, (II) PRIVATE SEWER, AND (III) PRIVATE STREET AND PUBLIC AND PRIVATE UTILITY PURPOSES OVER LOT B OF PARCEL MAP NO. 17375, AS SHOWN ON PARCEL MAP ON FILE IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL C:

NON-EXCLUSIVE EASEMENTS FOR THE PURPOSE OF COMMON ROADS, COMMON UTILITIES AND COMMON DRIVES ALL AS DESCRIBED IN THE DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGE BUSINESS CENTER AS RECORDED MARCH 30, 2007, AS INSTRUMENT NO. 2007-0198478 OF OFFICIAL RECORDS, AS AMENDED BY AMENDMENT NO. 1 TO DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGEBUSINESSCENTER RECORDED MARCH 28, 2008 AS INSTRUMENT NO. 2008-0136064, OFFICIAL RECORDS.

APN: 0148-011-49-0-000 AND 0148-011-50-0-000

EXHIBIT A-3

LEGAL DESCRIPTION OF THE LAND

(3524 N. Mike Daley Drive)

The land referred to is situated in the City of San Bernardino, County of San Bernardino, State of California, and is described as follows:

PARCEL A:

PARCEL 5 OF PARCEL MAP NO. 17375, IN THE CITY OF SAN BERNARDINO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 219 PAGES 84 THROUGH 91 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. EXCEPTING THEREFROM ALL OIL, GAS AND OTHER MINERALS OF EVERY KIND AND CHARACTER IN, ON OR UNDER THE ABOVE DESCRIBED LANDS WITHOUT THE RIGHT OF SURFACE ENTRY OR USE, AS CONVEYED TO NORTEX MINERALS NO. 2, L.P., A TEXAS LIMITED PARTNERSHIP IN MINERAL DEED RECORDED OCTOBER 19, 2004 AS INSTRUMENT NO. 2004-0759938 OF OFFICIAL RECORDS.

PARCEL B:

EASEMENTS FOR (I) PRIVATE SEWER AND ACCESS (II) PRIVATE SEWER AND (III) PRIVATE STREET AND PUBLIC AND PRIVATE UTILITY PURPOSES OVER LOT B OF PARCEL MAP NO. 17375, AS SHOWN ON PARCEL MAP AN FILE IN BOOK 219, PAGE 84 THROUGH 9 1 INCLUSIVE OF PARCEL MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL C:

NON-EXCLUSIVE EASEMENTS FOR THE PURPOSE OF COMMON ROADS, COMMON UTILITIES AND COMMON DRIVES ALL AS DESCRIBED IN THE DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGE BUSINESS CENTER AS RECORDED MARCH 30, 2007 AS INSTRUMENT NO. 2007-0198478 OF OFFICIAL RECORDS AND AS AMENDED BY AMENDMENT NO. 1 TO DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGEBUSINESSCENTER RECORDED MARCH 28, 2008 AS INSTRUMENT NO. 2008-0136064, OFFICIAL RECORDS.

APN: 0148-011-53-0-000

EXHIBIT B

Grant Deed

[Attached]

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

(Space above this line is for recorder’s use)

GRANT DEED

In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of transfer tax which is due by a separate statement that is not being recorded with this Grant Deed

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Grantor”), hereby grants to                              (“Grantee”), the following real property in the City and County of San Bernardino, State of California, more particularly described in Exhibit 1 attached hereto (the “Land”).

SUBJECT TO: (a) taxes and assessments, both general and special, not now due and payable; (b) building and zoning ordinances, laws, regulations and restrictions by municipal or other governmental authority; (c) any and all leases, easements, rights-of-way, encumbrances, conditions, covenants, restrictions, reservations, exceptions and all other matters affecting title to the Land of record or visible from a reasonable inspection of the property or which an accurate survey of the property would disclose.

Dated: 201 :	GRANTOR:

CT/BH INTERCHANGE LLC, a
Delaware limited liability company

	By:	CT INTERCHANGE LLC, a Delaware
limited liability company, its Manager

		By:	CT California Fund VI, LLC, a
California limited liability company,
its Sole Member

			By:	CT California Fund VI, LLC, a
California limited liability
company, its Manager

By:
Name:
Title:

EXHIBIT 1

TO

GRANT DEED

LEGAL DESCRIPTION

1-1

STATE OF CALIFORNIA

COUNTY OF                           )

On                                 , 201  , before me,                                      (here insert name and title of the officer), personally appeared                                         (insert name(s) of signer(s))  who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Notary Seal)
(SIGNATURE OF NOTARY)

EXHIBIT C

ASSIGNMENT OF LEASES, CONTRACTS

AND BILL OF SALE

This Assignment of Leases, Contracts and Bill of Sale is made effective as of                 , 201  , by and between CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Assignor”), and                                                                    (“Assignee”).

WITNESSETH

Assignor and Assignee entered into that certain Purchase and Sale Agreement dated as of                               , 201   (the “Agreement”), respecting the sale of certain real property located in the City and County of San Bernardino, State of California, more particularly described in Exhibit A  attached thereto (the “Real Property”).

Under the Agreement, Assignor is obligated to transfer an assign to Assignee any and all of Assignor’s right, title and interest in and to all the “Leases”, “Service Contracts”, “Permits”, “Warranties” and “Personalty”, as such terms are defined below.

NOW, THEREFORE, as of the “Closing” (as defined in the Agreement) (the “Effective Date”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Assignee all of Assignor’s right, title and interest, if any, in and to the following (collectively, the “Assigned Property”):

(a)                                 The existing leases of any of the Land or improvements thereon described on in Schedule 1 attached hereto (collectively, the “Leases”);

(b)                                 The contracts described in Schedule 2 (collectively, the “Service Contracts”) without any representation or warranty as to their assignability;

(c)                                  All guaranties or warranties given by third parties unaffiliated with Assignor to Assignor relating exclusively to improvements or equipment installed in the Real Property by or on behalf of Assignor (collectively, the “Warranties”);

(d)                                 All of Assignor’s interest in and to all federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Real Property (collectively, the “Permits”);

(e)                                  All equipment, fixtures, appliances, supplies, materials and all other tangible personal property located on, affixed to or used in connection with the Real Property and any and all intangible rights and property owned by Assignor and used in connection with the Real Property (collectively, the “Personalty”);

(f)                                   All books, records, trade names, telephone exchange numbers, leasing records, and other intangible personal property used by Assignor solely in connection with the Real Property; and

(g)                                  All security deposits described in Schedule 3 attached hereto (“Deposits”).

Assignee accepts the Assigned Property and assumes all obligations under the Leases and the Service Contracts arising on and after the Effective Date, including, without limitation, all obligations to the tenants under the Lease for the return of the Deposits pursuant to such Leases.

Notwithstanding the foregoing or anything to the contrary contained herein, such transfer, assignment and sale shall not include any rights or claims arising prior to the date hereof which Seller may have against any person with respect to such Assigned Property.

This Assignment is made by Assignor on an “as is, where is” basis, and without any representation of warranty whatsoever except as otherwise set forth in the Agreement.

Schedules 1 through 3 are hereby incorporated herein by this reference.  This Assignment is binding upon and inures to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.  This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the above date.

ASSIGNOR:	CT/BH INTERCHANGE LLC, a
Delaware limited liability company

	By:	CT INTERCHANGE LLC, a Delaware
limited liability company, its Manager

		By:	CT California Fund VI, LLC, a
California limited liability company,
its Sole Member

			By:	CT California Fund VI, LLC, a
California limited liability
company, its Manager

By:
Name:
Title:

ASSIGNEE:	, a

By:
Name:
Title:

Schedule 1

to

Assignment of Contracts and Bill of Sale

Leases

Schedule 2

to

Assignment of Leases and Contracts and Bill of Sale

Service Contracts

Schedule 3

to

Assignment of Leases and Contracts and Bill of Sale

Security Deposits

Unit	Tenant	Security Deposit

EXHIBIT D

FORM OF TENANT NOTICE

                                          , 201

This is to notify you that                                 , LLC, a                            limited liability company (“Seller”), has sold its interest in the property described above and in connection therewith has assigned its interest as landlord under your lease to                                           , a                                                (“Buyer”).

You are further notified that any refundable security deposits or any prepaid rents under your lease have been transferred to Buyer.

Commencing, as of                                                 , all rental payments under your lease shall be paid to Buyer or as Buyer shall direct.  Please make your rent checks payable to Buyer at the following address

Any written notices you desire or are required to make to the landlord under your lease should hereafter be sent to Buyer at the above address.

Very truly yours,

SELLER:	BUYER:

a	a

By:	By:
Its:	Its:

EXHIBIT E

FORM OF TENANT ESTOPPEL CERTIFICATE

TO: (“Buyer”)	DATE: , 201

Reference is made to that certain Lease (the “Lease”) dated as of                    , 201    by and between                                         , LLC, a                      limited liability company, as Landlord, and                                               , a                       , as Tenant, covering certain premises in the building known as the                             ,                                       , California, (the “Property”) as further described in the Lease (the “Premises”).

Tenant hereby certifies to and agrees with and represents to Buyer of the Property that:

1.                                      The Lease is in full force and effect, and has not been modified, amended, terminated or superseded in any manner, except as follows:                                                                                 .

2.                                      The Lease was executed on                                  and will expire              years from the commencement date, to wit, on or about                                        {not including            option periods of                years each which, if all exercised, would extend the Term until                       , 20    }.

3.                                      To Tenant’s knowledge, Tenant has no offsets or defenses to its performance of the terms and conditions of the Lease, including the payment of rent, and there are no modifications or agreements with regard to the rent set forth in the Lease, except as follows:                                                         .

4.                                      Tenant has accepted possession of the Premises subject to the terms of the Lease.

5.                                      Tenant has not paid rent more than one (1) month in advance to Landlord.

6.                                      None of the following events have occurred: (a) the filing by or against Tenant of a petition in bankruptcy, insolvency, reorganization, or an action for the appointment of a receiver or trustee; or (b) the making of an assignment for the benefit of creditors.

7.                                      There are no defaults under the Lease by Tenant or, to Tenant’s knowledge, Landlord.

8.                                      Tenant has no option, right of first refusal, right of first offer, or other right under the Lease or any other written agreement to purchase all or any portion of the Property, except as follows:                                                                           .

9.                                      The monthly rent currently payable under the Lease is                                Dollars ($                    ), subject to the following adjustments:                            .  The amount of Tenant’s security deposit held by Landlord under the lease is                                Dollars ($                  ).  The amount of prepaid rent, in addition to the security deposit, is                                  Dollars ($                ).

10.                               The amount of additional rent currently payable under the Lease by Tenant is $                 per month.

11.                               Tenant has received all tenant finish allowances, reimbursements or credits owed by Landlord under the Lease, except as follows:                                                                   .  Landlord has completed all tenant finish work required to be completed by Landlord under the Lease; except as follows:                                                                                                 .

This Certificate is made as of the         day of                     ,          for the benefit of and reliance by                                                              and its (their) successors and assigns.

By:
Title: